AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT is made as of this 6th day of May, 2008, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Capital Guardian Trust Company, a trust company chartered under the laws of the State of California (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated June 29, 2001, as amended on May 3, 2007 (the “Agreement”), pursuant to which the Sub-Adviser provides investment advisory services to the Domestic Equity Portfolio (the “Portfolio”) of the Northwestern Mutual Series Fund, Inc. (the “Company”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend and restate the Agreement to include the terms and conditions hereinafter set forth (the Agreement, as amended and restated, shall be referred to hereinafter as the “Agreement”).

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Appointment. The Adviser hereby appoints the Sub-Adviser as the investment sub-adviser for the Portfolio, for the period and on the terms and conditions contained in this Agreement. The Sub-Adviser hereby accepts such appointment and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolio or the Adviser in any way or otherwise be deemed an agent of the Portfolio or the Adviser.

2. Services.

(a) Subject to supervision and oversight by the Adviser and the Portfolio’s Board of Directors, the Sub-Adviser shall manage (i) the investment operations for the Portfolio’s assets by specific investment style agreed upon by the Adviser and the Sub-Adviser from time to time, and (ii) the composition of such assets, including the purchase, retention and disposition thereof, in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Portfolio’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following:

(1) The Sub-Adviser shall provide supervision of the Portfolio’s investments and determine from time to time what investments and securities will be purchased, retained or sold by such Portfolio and what portion of the Portfolio’s assets will be invested or held uninvested in cash.

(2) In the performance of its duties and obligations under this Agreement, the Sub-Adviser (a) shall act in conformity with (i) the Portfolio’s Prospectus; (ii) the Portfolio’s policies and procedures and (iii) the written instructions and directions of the Adviser and of the Board of Directors and (b) will conform and comply with the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, and all other applicable federal and state laws and regulations, as each is amended from time to time, to the extent that they may be reasonably contemplated as the Sub-Adviser’s duties.

(3) The Sub-Adviser shall determine the securities to be purchased or sold with respect to the Portfolio and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Portfolio’s Registration Statement (as defined herein) and Prospectus or as the Board of Directors or the Adviser may direct from time to time, in conformity with federal securities laws. In providing the Portfolio with investment supervision, the Sub-Adviser will give primary consideration to seeking best execution. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser’s other clients may be a party. It is understood that it is desirable for the Portfolio that the Sub-Adviser have access to brokerage and research products and services, including (i) supplemental investment and market research and reports and (ii) security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Portfolio than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities on behalf of the Portfolio with brokers, subject to review by the Portfolio’s Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients.

(4) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain best execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio in question and to such other clients.

(5) The Sub-Adviser at its expense will make available to the Directors of the Portfolio and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolio and to consult with the Directors of the Portfolio and Adviser regarding the Portfolio’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser, the Portfolio and its Directors.

(6) In accordance with procedures adopted by the Directors of the Portfolio, as amended from time to time, the Sub-Adviser is responsible for assisting the Portfolio’s valuation agent in its fair valuation of the Portfolio’s securities. Upon request, the Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and, if necessary, to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or Portfolio’s fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. In addition, the Sub-Adviser will assist the Portfolio’s valuation agent in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolio at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Portfolio’s net asset value per share.

(7) The Sub-Adviser at its expense will provide the Adviser and/or the Portfolio’s Chief Compliance Officer with such compliance reports as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is or should be aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Portfolio, as well as any change in portfolio manager(s) of the Portfolio.

(8) Unless otherwise directed by the Adviser or the Portfolio’s Board of Directors, the Sub-Adviser will vote all proxies received in accordance with the Sub-Adviser’s proxy voting policy. The Adviser shall instruct the Portfolio’s custodian to forward or cause to be forwarded to the Sub-Adviser all relevant proxy solicitation materials. The Sub-Adviser shall maintain and shall forward to the Portfolio or its designated agent such proxy voting information as is reasonably necessary for the Portfolio to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act.

(9) The Sub-Adviser will (i) assist in the preparation of disclosures regarding factors that have affected the Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. Notwithstanding the foregoing, it shall be the Adviser’s responsibility to assure that such disclosures and reports meet applicable disclosure and/or regulatory requirements. In addition, the Sub-Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request with respect to the Sub-Adviser’s activities hereunder in order to support and facilitate certifications required to be provided by the Portfolio’s Principal Executive Officer and Principal Accounting Officer.

(10) The Sub-Adviser shall provide the Portfolio’s custodian on each business day with all necessary information relating to all transactions concerning the assets of the Portfolio and shall provide the Adviser with such information upon request of the Adviser. Nothing contained herein shall be deemed to authorize the Sub-Adviser to take or receive physical possession of any of the assets of the Portfolio, it being intended that sole responsibility for safekeeping thereof (in such investments as the Sub-Adviser may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Sub-Adviser’s direction shall rest upon the Portfolio’s custodian. The Sub-Adviser shall have no liability with respect to the custody arrangements or the acts, conduct or omissions of the Portfolio’s custodian.

(11) The Sub-Adviser shall be responsible for the preparation and filing of Form 13F in connection with securities in the Portfolio.

(12) The Sub-Adviser shall immediately notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware:

a. that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

b. that it is the subject of an investigation or other similar administration proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”) or other regulatory authority; or

c. of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or its duties hereunder that is not contained in the Portfolio’s Registration Statement, provided the Adviser has provided the Sub-Adviser with a current copy of the Portfolio’s Registration Statement as defined herein, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

(b) The Sub-Adviser shall use the same skill and care in providing services to the Portfolio as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(c) The Sub-Adviser is hereby prohibited from consulting with any other sub-advisers of the Portfolio, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with the Portfolio concerning transactions of the Portfolio in securities or other assets, except for purposes of complying with the 1940 Act.

3. Duties of Adviser.

(a) The Adviser has entered into an Amended Investment Advisory Agreement dated April 30, 2007 with the Company relating to the Portfolio (the “Advisory Agreement”). The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b) The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(1) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the Commission relating to the Portfolio and its shares, and all amendments and supplements thereto; and

(2) Prospectus(es) of the Portfolio.

(c) The Adviser shall instruct the Portfolio’s custodian to furnish such information about the Portfolio and its assets as the Sub-Adviser may from time to time reasonably request in connection with the performance of its duties under this Agreement. The Adviser acknowledges that the Sub-Adviser will be relying on the custodian’s identification of any assets contributed, or liabilities allocated, from time to time to the Portfolio, as well as their availability for sale as applicable. The Sub-Adviser may reasonably rely without further inquiry upon any information furnished to it by the custodian hereunder, and the Sub-Adviser will not be responsible for any errors or omissions arising from any inaccuracies in such information.

4. Compensation and Expenses.

(a) For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolio, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of the Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b) During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement.

5. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b) The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

(c) The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will promptly after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(d) The Sub-Adviser has adopted a code of ethics that meets the requirements of Rule 204A-1 under the Advisers Act and contains provisions reasonably necessary to prevent its access persons from engaging in the conduct prohibited by Rule 17j-1(b) under the 1940 Act, and has provided the Adviser and the Directors of the Portfolio a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(e) The Sub-Adviser has in place compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report that relate to the Sub-Adviser’s responsibility to the Portfolio, or could impact or involve systems or procedures utilized for the Portfolio or similarly managed portfolios, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

6. Books and Records. The Sub-Adviser shall keep the Portfolio’s books and records required to be maintained by the Sub-Adviser pursuant to Section 2(a) of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall maintain all books and records with respect to the Portfolio’s portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Portfolio’s Board of Directors such periodic and special reports as the Portfolio’s Board of Directors may reasonably request. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to Section 2(a) of this Agreement, and to provide reasonable advance notice to the Adviser of its intention to destroy any such records after the expiration of the applicable retention period.

7. Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Adviser, the Portfolio or any shareholder of the Portfolio in connection with the performance of its obligations under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

8. Term and Termination. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of Directors of the Portfolio or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such Exemptive Orders or other exceptions as may be granted by the Commission under the 1940 Act.

9. Services to Other Clients. The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolio. The Adviser acknowledges that the Sub-Adviser shall have no obligation to purchase or sell for the Portfolio, or to recommend for purchase or sale by the Portfolio, any security which the Sub-Adviser, its principals, affiliates or employees may purchase or sell for themselves or for any other client, and that transactions in a specific security may not be accomplished for all the Sub-Adviser’s or its affiliates’ client accounts at the same time or at the same price. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

10. Use of Names. The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolio, or any of their respective officers, directors or employees, without the prior written consent of the Adviser. The Sub-Adviser hereby acknowledges that its name and/or trade name (the “Sub-Adviser Name”) may be used for identification purposes as a part of or adjacent to the name of the Portfolio, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Directors of the Portfolio (collectively, the “Portfolio Communications”). The Sub-Adviser hereby grants the Adviser and the Portfolio the right to use the Sub-Adviser Name in Portfolio Communications. As soon as practicable after the termination of this Agreement, the Adviser shall cease to use the Sub-Adviser’s Name.

Except for the foregoing, the Adviser agrees that it will review with the Sub-Adviser any advertisement, sales literature or notice prior to its use or publication that makes reference to the Sub-Adviser’s Name, so that the Sub-Adviser may review the context in which the Sub-Adviser’s Name is being referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for the purposes of the 1940 Act or other applicable laws or regulations. If the Adviser or the Portfolio makes any unauthorized use of, or reference to, the Sub-Adviser’s Name the Adviser acknowledges that the Sub-Adviser shall suffer irreparable harm for which monetary damages may not be completely adequate, and therefore the Sub-Adviser may also be entitled to injunctive relief.

11. No Personal Liability. No director or shareholder of the Portfolio shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

12. Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Mason Street Advisors, LLC
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Mark G. Doll, President

To the Sub-Adviser at:

Capital Guardian Trust Company
1 Market, Steuart Tower, Suite 1800
San Francisco, CA 94105
Attention: P. Andrew Stenovec

13. Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

14. Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

15. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

17. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

18. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC	CAPITAL GUARDIAN TRUST COMPANY

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

CAPITAL GUARDIAN TRUST COMPANY

DATED MAY 6, 2008

Portfolio	Fee*

Domestic Equity	55 bps on first $25 million
40 bps on assets from $25 to $50 million
27.5 bps on all assets over $50 million

* Minimum annual fee (based on account size of $100 million)	$375,000

Fees will be calculated daily and are based on the market or appraised value of the account at the close of each day.

Fee Discounts and Elimination of Fee Breakpoints

The following fee discount will be applied based upon the total aggregated fees:

Total annual fees between $1.25 million to $4 million	5% discount
Total annual fees between $4 million to $8 million	7.5% discount
Total annual fees between $8 million to $12 million	10% discount
Total annual fees in excess of $12 million	12.5% discount

For this purpose, aggregated fees will include all fees from separate accounts, commingled funds, and funds with internally charged fees managed by Capital Group companies, except for investments in American Funds’ mutual funds. The resulting fee discount percentage will be applied to each account’s fees (excluding fees related to investments in funds with internally charged fees).

For clients whose total aggregated fees (before discounts) exceed $3 million per year, fee breakpoints will be eliminated and each account will be charged at the lowest marginal fee rate applicable to the account’s fee schedule.

To determine the applicable fee discount level and breakpoint elimination threshold, the total aggregated fees for the quarter will be annualized. For this purpose, all local currency fees will be converted to a designated base currency.

Fees related to investments in funds with internally charged fees will be estimated by multiplying the quarter end value of the investment (adjusted on a prorated basis for any contributions or withdrawals during the quarter) by the fund’s effective fee. For this purpose, the effective fee will be based on the value of the fund’s quarter end assets and the fund’s current fee schedule.

Applicable discount levels and the elimination of fee breakpoints will be effective beginning with the first quarter a discount threshold is exceeded and will remain in effect unless the total fees fall below the discount threshold due to a significant withdrawal of assets. A decline in the market alone will not cause the reinstatement of a lower discount level or fee breakpoints.